Exhibit 10(l)

                   SEPARATION AGREEMENT AND RELEASE OF CLAIMS

         This Separation Agreement and Release of Claims (the "Agreement") is entered into as of December 5, 2003 (the "Execution Date") between John Ballbach, a resident of Minnesota ("Executive"), and The Valspar Corporation, a Delaware corporation (the "Company") (collectively the "Parties").

         WHEREAS, the Executive has been employed by the Company as its President and Chief Operating Officer, and will resign from such offices as of the Execution Date;

         WHEREAS, the Executive's employment with the Company will terminate effective March 31, 2004 (the "Effective Date"); and

         WHEREAS, the Executive and the Company mutually desire to make provision for the smooth transition of Executive's responsibilities and for an amicable separation.

         NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.       SEPARATION PAY

         The Company will pay Executive 52 weeks (260 work days) of separation pay at Executive's current salary of $475,000.00, less applicable withholding ("Separation Pay"). Separation Pay is offered as added consideration in exchange for acceptance of this Agreement. Separation Pay will begin after the Effective Date and is contingent on signing this Agreement. Payments of Separation Pay will be made in three equal installments over the nine month period following the Effective Date, with the first payment to be made on July 1, 2004.

2.       BONUS

         Executive will receive bonus for FY 2003 based on achievement of the objectives outlined in his bonus agreement. This bonus payment will be approximately $160,000 gross, payable in a single lump sum on January 5, 2004 (subject to board approval on December 9, 2003). There shall be no further entitlement to bonus.

3.       UNUSED VACATION

         Executive will be paid for five (5) weeks of accrued but unused vacation calculated based upon his base salary on the Execution Date, to be paid in full in Executive's final paycheck.

4.       STOCK OPTIONS

         Executive currently holds vested employee stock options to acquire an aggregate of 68,001 shares of Valspar common stock (the "Vested Options") pursuant to stock option agreements between Executive and the Company dated December 16, 1998, December 15, 1999, October 17, 2001, January 2, 2002 and October 16, 2002 (the "Vested Option Agreements"). Executive and the Company agree that the Vested Options shall hereby be canceled. In consideration of the cancellation of the Vested Options, the Company agrees to pay Executive cash in an amount equal to the aggregate value of the Vested Option Spread (as defined below) for each share subject to a Vested Option. Payment of such amount will be made on January 5, 2004.

         Executive currently holds unvested employee stock options to acquire an aggregate of 88,332 shares of Valspar common stock (the "Unvested Options") pursuant to stock option agreements between Executive and the Company dated December 12, 2000, October 17, 2001, January 2, 2002, October 16, 2002 and October 15, 2003 (the "Unvested Option Agreements"). Executive and the Company agree that the Unvested Options shall hereby be canceled. In consideration of the cancellation of the Unvested Options and the agreements of Executive set forth herein, the Company agrees to pay Executive cash in an amount equal to the aggregate value of the Unvested Option Spread (as defined below) for each share subject to an Unvested Option. Payments of such amount will be made in three equal installments over the nine-month period following the Effective Date, with the first payment to be made on July 1, 2004.

         In connection with the cancellation of the Vested Options and the Unvested Options, the Vested Option Agreements and the Unvested Option Agreements are hereby terminated and shall be of no further force and effect.

         The Parties acknowledge and agree that the employee stock option to acquire 18,123 shares of common stock granted to Executive pursuant to a stock option agreement dated October 18, 2000 between Executive and the Company shall remain in effect in accordance with the terms of such agreement regardless of whether Executive executes this Agreement.

         As used herein, the following terms have the meaning set forth below:

         "Vested Option Spread" shall mean the excess of (a) the Fair Market Value of each share of Valspar common stock subject to a Vested Option over (b) the exercise price per share of such Vested Option.

         "Unvested Option Spread" shall mean the excess of (a) the Fair Market Value of each share of Valspar common stock subject to an Unvested Option over
(b) the exercise price per share of such Unvested Option.

         "Fair Market Value" shall mean $48.83.

5.       RETENTION STOCK GRANT

         Executive received a Retention Stock Grant for 16,711 shares of the Company stock. Under the terms of this agreement, these shares do not vest until April 30, 2004. As additional consideration for this Agreement, the Company agrees to 100% vest these shares of restricted stock and deliver these shares to Executive as of the Effective Date.

6.       LONG TERM INCENTIVE PLAN

         For calendar years 2002 and 2003 Executive was a participant in the Long Term Incentive Plan. This program has a three-year performance and vesting schedule. As of this date, the unvested payout value in this program is the gross sum of $301,903 (the "Payout Value"). As additional consideration for this Agreement, the Company agrees to 100% vest the Executive in this Payout Value. Payment of this amount will be made to Executive in three equal installments over the nine month period following the Effective Date, with the first payment to be made on July 1, 2004.

7.       LOST ERISA BENEFITS

         As a highly compensated employee, Executive was paid Lost ERISA benefits due to plan limits. For calendar year 2003, these benefits will be calculated and paid to Executive in January 2004 per the provisions of the plan.

8.       COMPANY PROPERTY

         Executive will return all Company property within five (5) business days following the Execution Date, with the exception of Company information which may be located within Executive's tax documents, which shall be returned not later than the Effective Date.

9.       OUTPLACEMENT SERVICES

         The Company will provide Executive with executive outplacement services through Lee Hecht Harrison (LHH), a leader in the career transition industry. The Company encourages Executive to contact his LHH representative, Dana Silkensen, at (800) 845-5855 as soon as possible so she can assist him with his career planning and in locating gainful employment. During that phone call, Executive will receive further information regarding the program the Company has arranged for him. In any event, Executive must use LHH's outplacement services within the two month period immediately following the Effective Date. If Executive fails to do so, he will forfeit the use of such services. The Company is under no obligation to provide outplacement services to Executive; however, it is being offered as additional consideration for this Agreement.

10.      BENEFITS CONTINUATION (COBRA)

         Medical, dental, and life insurance coverage terminates at the end of the month in which Executive's employment with the Company ends. However, in the event that Executive elects continuation of coverage as permitted by COBRA, the Company will allow Executive to continue his current medical coverage at a reduced rate of 30% of the full Plan cost as such cost may be adjusted for Plan participants from time to time. This reduced rate will be in effect for 18 months, beginning the day following the Effective Date. If this time period expires before the last day of the then current month, this benefit will be extended for the remainder of that month. The Company is under no obligation to provide Executive this reduced rate on the coverage, however, it is being offered as additional consideration for this Agreement. Dental and life insurance can be continued at a cost equal to 102% of the full cost of coverage. Executive will be eligible to continue these coverages for 18 months from the Effective Date. Executive will receive additional COBRA election forms in a separate letter. Executive must complete and return the election form received in a separate mailing from Benesyst (the Company's insurance continuation administrator). Executive will also be receiving a HIIPA Certificate in a separate mailing. This may be needed when enrolling in another health plan. If the Company changes its group insurance plan(s) during the COBRA period, Executive's coverage will be under the new plan(s). The Company reserves the right to change or terminate its medical, dental and/or life insurance plans.

11.      DISABILITY BENEFITS

         Disability coverage will terminate on the Effective Date.

12.      QUALIFIED PLANS

         If Executive participates in any qualified plan(s), his rights and obligations under such plan(s) will be governed by the applicable plan document(s). For distributions from the Company 401(k) Plan and/or the Profit Sharing Plan contact Fidelity at 1 (800) 835-5095. Executive will be eligible for a distribution from these plans approximately 28 days after the Effective Date.

13.      COMPANY CAR

         The Company agrees to sell Executive his company car for its "Loan Value" as stated in the most recent Car Price Guide used by the Corporate Fleet Department or Executive otherwise agrees to surrender the company car on or before the Effective Date.

14.      FINANCIAL PLANNING ASSISTANCE

         The Company agrees to provide Executive with Financial Planning Assistance using the offices of KPMG for calendar year 2004.

15.      AGREEMENT NOT TO COMPETE

         Executive agrees that for a period of two years commencing on the Effective Date (the "Restricted Period"), Executive shall not become an employee of or otherwise directly or indirectly engage in activities for or render services of any kind to (whether as a principal, agent, employee, consultant or otherwise) any of the following companies or any Affiliate of the following companies: Benjamin Moore, ICI, Masco, PPG Industries, Inc., RPM Inc. or The Sherwin-Williams Company without the written consent of the Company. For purposes of this Agreement, "Affiliate" of a person or entity means any person or entity controlled by, controlling or under common control with such person or entity.

16.      NONSOLICITATION

         During the three year period following the Effective Date, Executive agrees that he will not directly solicit any person who is, at the time of such solicitation, an employee of either the Company or an Affiliate of the Company (a "Company Employee") to leave his or her employment with the Company or an Affiliate of the Company and become employed by or render services to any company or business enterprise with which Executive is affiliated.

17.      RESIGNATION

         Executive hereby resigns as an employee of the Company as of the close of business on the Effective Date. In addition, as of the Execution Date, Executive hereby resigns as President and Chief Operating Officer of the Company and from all other officer and/or director positions with the Company and each of its subsidiaries.

18.      NONDISCLOSURE

         Executive acknowledges that during the course of Executive's performance of services for the Company, Executive acquired information and knowledge with respect to the Company's business operations, including, by way of illustration: the Company's acquisition or divestiture strategy, existing and contemplated product line, trade secrets, manufacturing processes, manufacturing representatives and distributors, compilations, the Company's business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information, customer lists, supplier lists and confidential information relating to the Company's business strategy, confidential information relating to existing and potential claims, disputes and litigation (all of such information is referred to in this Agreement as the "Confidential Information"). Executive shall promptly return to the Company all Confidential Information in written or other tangible or electronic form (including but not limited to records, notes, data, memoranda, software, electronic information, models, equipment and any copies of the same) in Executive's possession or under Executive's control. The protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company. Executive agrees that Executive will not disclose to any unauthorized person or use for Executive's own account any Confidential Information without the prior written consent of the Company, unless and to the extent that such matters are or become generally known to and available for use by the public other than as a result of the acts or omissions of Executive. Notwithstanding the foregoing, if Executive becomes legally compelled to disclose Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, Executive may make such disclosure, but only to the extent required, in the opinion of counsel for Executive, to comply with such subpoena, process or other obligation. Executive will, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Confidential Information. This Section 18 shall survive and continue in full force and effect in accordance with its terms notwithstanding any termination of this Agreement. This Section shall not be construed to limit any obligations Executive has under any applicable state law regarding the subjects of this Section 18.

19.      LEGAL REVIEW

         Executive has been encouraged to seek legal counsel to review this document and has engaged counsel for that purpose. The Company agrees to reimburse Executive for up to $1000 in legal expenses which he incurs in the legal review of this document, provided: (a) he returns the signed Agreement, and (b) the revocation period has expired, and (c) he submits proof of the expense to: Human Resources Department, The Valspar Corporation, P.O. Box 1461, Minneapolis, MN, 55440, within sixty (60) days of incurring such expense.

20.      COMPLETE RELEASE OF CLAIMS

         a) By Executive. In consideration of benefits and sums payable under this agreement, Executive unconditionally releases and discharges the Company, and all of its affiliates, predecessors, successors, parents, subsidiaries, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities and corporations affiliated or related with any of them (collectively referred to as "the Released Parties") from all liability for damages or claims or demands, whether known or unknown, of any kind, including but not limited to all claims for costs, expenses and attorneys' fees arising out of any acts, decisions, or omissions occurring prior to Executive's execution of this Agreement, including, but not limited to, Executive's planned termination from employment with the Released Parties. Executive will not make a claim in any court based upon any act of, or failure to act by the Released Parties during the time he worked for the Released Parties. Some examples of the released claims are:

                  o discrimination or violation of civil rights (including but not limited to any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Minnesota Human Rights Act, and any other applicable state anti-discrimination or human rights statutes), arising under local, state or federal laws, or any other claim for retaliation, discrimination, or harassment based on sex, race, color, religion, age, national origin or ancestry, disability, or other protected class status;

                  o employment termination based on breach of contract, infliction of emotional distress, lack of good faith, violation of public policy, invasion of privacy, defamation or any other state or federal statutory or common law claims;

                  o any claims Executive may have for wages, bonuses, commissions, penalties, deferred compensation, stock, stock options, vacation pay, separation benefits, negligence, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), or any claims arising under the Worker Adjustment and Retraining Notification Act, and any state or local plant closing and/or mass layoff statute or ordinance;

                  o any assertion that the Released Parties cannot cease the employment relationship.

         Executive understands and agrees that the above list contains examples only and may not contain all claims that Executive is releasing. By signing this Agreement, Executive is releasing all claims against the Released Parties. Executive also represents that he has not filed any claims against the Released Parties and, to the full extent permitted by law, will not do so at any time after signing this Agreement.

         Executive further agrees that, to the full extent permitted by law, he will not institute any claim for damages, by charge or otherwise, nor otherwise authorize any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceedings against the Released Parties. If Executive previously filed, file, or had filed on his behalf, a charge, complaint, or action, he agrees that the Separation Payments and benefits described in this Agreement are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and he waives the right to money damages or other legal or equitable relief awarded by any governmental agency or other entity related to any such claim.

         b) By the Company. The Company unconditionally releases and discharges Executive, his agents, representatives and attorneys from any and all claims, demands, actions, liability, damages or rights of any kind, whether known or unknown, arising out of or resulting from any matter, fact or thing occurring prior to the date of this Agreement, including, without limitation, Executive's employment with Company, and the termination of Executive's employment with the Company.

         c) Exclusions. The foregoing provisions of this Section 20 shall not apply with respect to:

                  o any claims, demands, actions, liability, damages or rights of any kind either Party may have under the terms of this Agreement; and

                  o any rights or benefits the Executive may have related to vested accruals or vested accounts under any qualified retirement plan of the Company.

         d) Updating of Releases. The Parties agree that each shall provide to the other an updated release through the Effective Date covering any and all claims or liabilities which may arise from any matter, fact or thing occurring between the Execution Date and the Effective Date in terms identical to the respective releases given by each Party herein. Such updated releases shall be exchanged by the Parties within five (5) business days following the Effective Date.

21.      RESCISSION/REVOCATION/CONSIDERATION PERIOD

         Executive may revoke (i.e., rescind) his release of claims under the Age Discrimination in Employment Act of 1967 for any reason within seven (7) days after signing this Agreement. Executive may revoke his release of claims under the Minnesota Human Rights Act for any reason within fifteen (15) days after signing this Agreement. If Executive revokes such release(s), the Company shall have no further obligation under this Agreement.

         To revoke such release(s), Executive must notify the Company in writing and hand deliver (within the applicable rescission period) or mail the notice to Gary Gardner. If Executive sends the notice of revocation by mail, it must be:
1) postmarked within the applicable rescission period; 2) properly addressed to The Valspar Corporation, Attention: Gary Gardner, 1101 Third Street South, Minneapolis, Minnesota 55415; and 3) sent by certified mail, return receipt requested.

         The Separation Pay and benefits described in this Agreement will not commence until Executive has returned the signed Agreement and the revocation periods have expired.

         This offer in this Agreement, including the offer of Separation Pay and benefits, expires twenty-one (21) days after the date Executive receives it if he does not sign and send it back before then. Changes to this Agreement, whether material or immaterial, will not restart this 21-day consideration period.

22.      BREACH OF AGREEMENT

         Executive agrees that, in the event that Executive breaches any provision of this Agreement, the Company will have no further obligations under this Agreement and that the Company is entitled to repayment of all monies paid or benefits conferred, except for those payments made to Executive with respect to the Vested Options described in Section 4 above and the bonus payment described in Section 2 above, which shall not be subject to repayment in any event. If Executive breaches any provision of this Agreement, he will pay for all costs, including reasonable attorneys' fees, incurred by the Company, or by the directors, officers or employees of the Company to collect repayment of all monies paid or benefits conferred, to seek injunctive relief, or to defend against Executive's released claims.

         If Company breaches its obligations under this Agreement to make payments or provide benefits, the Company will pay for all costs including reasonable attorneys' fees, incurred by Executive to collect payment of all monies or benefits owed by Company under this Agreement.

23.      REHIRE

         If the Company should rehire Executive prior to his receipt of the Separation Pay, his use of the outplacement services, or his receipt of any of the other separation benefits provided in this Agreement, he will forfeit receipt of and/or use of all unpaid Separation Pay and any other benefits provided in this Agreement.

24.      INDEMNIFICATION OF EXECUTIVE

         The Company shall continue to cover Executive on Company's insurance coverage for Directors and Officers, said coverage to include Company providing a defense and indemnification to Executive for all costs and expenses, including attorneys' fees, which may be imposed upon or reasonably incurred by him in connection with or arising out of the defense or settlement of any claims, action, suit or proceeding brought against him which arise out of his duties as an employee or officer of the Company, and Executive shall be indemnified and held harmless by the Company against any judgment that may be rendered against him in such action, provided, however, that Executive shall not be indemnified by the Company with respect to matters as to which he is finally adjudged to have engaged in willful or intentional misconduct. In the event the Company does not continue to cover Executive on the Company's insurance coverage for Directors and Officers, the Company agrees that it shall indemnify, defend and hold harmless Executive for all costs and expenses, as fully set forth above.

25.      INTEREST ON INSTALLMENT PAYMENTS

         All cash installment payments to be made by the Company to Executive hereunder shall bear interest at the Applicable Federal Rate (as defined below) from the Effective Date until the date of payment. Each installment payment shall be accompanied by payment of the accrued interest thereon. As used herein, "Applicable Federal Rate" shall mean a rate equal to the interest rate published by the Internal Revenue Service in effect on the Effective Date for loans of the same duration as the period from the Effective Date to the date an installment payment is made.

26.      MISCELLANEOUS

         a) Enforceability; Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. The parties agree that the noncompetition and nonsolicitation covenants contained in this Agreement are fair and reasonable in light of all of the facts and circumstances of the relationship between the Company and Executive. However, the Company and Executive are aware that in certain circumstances courts have refused to enforce certain restrictive covenants. Therefore, in furtherance of, and not in derogation of the provisions hereof, the Company and Executive agree that in the event a court should decline to enforce the provisions of Sections 15, 16 or 18, then those Sections shall be deemed to be modified or reformed to restrict Executive's activities to the maximum extent as to time, geography and business scope which the court shall find to be enforceable; provided, however, in no event shall the provisions of these Sections be deemed to be more restrictive to Executive than those expressly contained herein. Subject to the foregoing, to the extent that any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

         b) Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by Executive of the provisions of Section 15, 16, 17 or 18 of this Agreement. Accordingly, in the event of any breach of such provisions, the Company shall (in addition to any other remedies which it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions.

         c) Other Payments or Benefits. Executive agrees that he is not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that he signs and returns this Agreement within the specified time period, and does not revoke this Agreement.

         d) References. Should anyone contact the Company for references on Executive, the Company will only verify employment dates, job title and rate of compensation and provide such other information as may be agreed in writing by the Parties.

         e) Confidentiality of Agreement. Executive agrees that he will not disclose to anyone, except for his spouse, family members, attorney, tax advisor, or as may be required by law, either the terms of or any copy of this Agreement provided, however, that Executive may, upon inquiry, disclose the terms (or a copy) of Sections 15, 16 or 18 of this Agreement to prospective or future employers.

         f) Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as an admission by the Company or Executive of any liability or unlawful conduct whatsoever. The Company and Executive specifically deny any liability or unlawful conduct.

         g) Successors and Assigns. This Agreement is personal to Executive and may not be assigned by him without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

         h) Third Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever. However, if Executive is deceased prior to the Company's payment in full of the amounts owed under this Agreement, any amounts remaining due shall be paid by the Company to Executive's estate.

         i) Governing Law/Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota. The parties agree that any action relating to this Agreement shall be instituted and prosecuted in Hennepin County, Minnesota. Executive and the Company hereby consent to submit to the personal jurisdiction of such courts and agree not to bring any action relating to this Agreement or Executive's employment and/or termination in any court other than a court located in Hennepin County, Minnesota.

         j) Entire Agreement. This Agreement contains the sole offer and full Agreement between Executive and the Company relating to Executive's employment with the Company and the termination of such employment and may not be modified, altered, or changed in any way except by written Agreement signed by both parties. Except for the Invention and Confidentiality Agreement dated May 14, 1990 between the Company and Executive (which shall remain in full force and effect), the parties agree that this Agreement supersedes and terminates any and all other written and oral Agreements and understandings between the parties, including, but not limited to any such Agreements and/or understandings concerning termination or separation benefits Executive may have been eligible for or entitled to from the Company.

         k) Taxation and Withholding. Executive agrees that all federal and state income, social security and other tax obligations resulting from the payment of the amounts set forth in this Agreement are Executive's sole and absolute responsibility. In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it in connection with the payment of such amounts, and in order to comply with all applicable federal or state tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state income and social security taxes are withheld or collected from Executive.

         l) Acknowledgment of Reading and Understanding. By signing this Agreement, the Parties acknowledge that they have read this Agreement, including the release of claims contained in Section 20, that they have had the assistance of legal counsel, and that they understand that the release of claims is a FULL AND FINAL RELEASE OF ALL CLAIMS they may have against one another and all the Released Parties. By signing, the Parties also acknowledge and agree that they have entered into this Agreement knowingly and voluntarily.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.


                                        /s/ John Ballbach
                                        ----------------------------------------
                                        JOHN BALLBACH



                                        THE VALSPAR CORPORATION


                                        By:  /s/Gary E. Gardner
                                             -----------------------------------
                                        Its: Vice President-Human Resources
                                             -----------------------------------